                                                                    EXHIBIT 99.1



           [PRESS RELEASE OF VISTEON CORPORATION DATED JULY 31, 2000]

VISTEON ISSUES $1.2 BILLION OF NOTES

DEARBORN, Mich., July 31, 2000 - Visteon Corporation (NYSE: VC) today announced a public offering of $1.2 billion in global notes. The transaction was priced today and is expected to close on Thursday, August 3, 2000

The notes have been offered in two maturities: August 1, 2005 and August 1, 2010. There are $500 million of the 2005 series, which will have a coupon of
7.95 percent and was offered at a slight discount to the face amount, indicating a yield to maturity of 7.98 percent. The 2010 series, of which there are $700 million, will have a coupon of 8.25 percent and were also offered at a slight discount, indicating a yield of 8.27 percent.

Proceeds from the sale of the securities will be used to repay outstanding debt incurred by Visteon as a result of the company's recent independence from Ford Motor Company.

Visteon will be the issuer of the notes. The global notes are SEC-registered and Visteon has applied for their listing on the Luxembourg Stock Exchange. Goldman Sachs, Morgan Stanley Dean Witter and Salomon Smith Barney are the joint bookrunning managers of the offering.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has a global delivery system of more than 130 technical, manufacturing, sales, and service facilities located in 23 countries. It has 81,000 employees working in three business segments: Dynamics and Energy Conversion; Comfort, Communication and Safety; and Glass.

Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Visteon Corporation, Attention: Investor Relations, 5500 Auto Club Drive, Dearborn, Michigan 48126, 313-755-3699.

                                      ###

      Visteon news releases, photographs and product specification details are available at www.visteon.com